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Exhibit 8.1
April 1, 2022
Entergy Texas, Inc.
2107 Research Forest Drive
The Woodlands, Texas 77380
Entergy Texas Restoration Funding II, LLC
Capital Center
919 Congress Avenue, Suite 840-C
Austin, Texas 78701

Re:    Entergy Texas Restoration Funding II, LLC
Ladies and Gentlemen:
We have acted as special counsel to Entergy Texas, Inc., a Texas corporation (“Entergy Texas”), and Entergy Texas Restoration Funding II, LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and registration of $294,450,000 aggregate principal amount of the Company’s Senior Secured System Restoration Bonds, Series 2022-A (the “Restoration Bonds”). In connection therewith, reference is made to the Registration Statement filed on Form SF-1 (Registration Nos. 333-259293 and 333-259293-01) filed on September 1, 2021 (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Restoration Bonds have been offered in such manner as described in the form of the prospectus (the “Prospectus”) included as part of the Registration Statement. The Restoration Bonds are to be issued under an Indenture between the Company and The Bank of New York Mellon, a New York banking corporation, as indenture trustee (the “Indenture Trustee”) and as securities intermediary, as supplemented by a Series Supplement, each dated as of April 1, 2022 (collectively, the “Indenture”).

In connection with this opinion letter, we have examined the Registration Statement and the Indenture, a form of which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records and have made such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. We have examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and other instruments, and examined such questions of law and satisfied ourselves to such matters of fact as we deemed relevant or necessary as a basis for this letter. In rendering

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April 1, 2022

the opinions expressed in this letter, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of any copies thereof submitted to us for examination. As to any facts material to the opinions expressed herein, we have, without independent verification, relied upon statements and representations of officers and other representatives of the Company or others.

Based upon the foregoing, it is our opinion that for U.S. federal income tax purposes, (1) the Company will not be treated as a taxable entity separate and apart from Entergy Texas and (2) the Restoration Bonds will be treated as debt of Entergy Texas.

Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences regarding the transaction referred to above or any other transaction. This opinion is rendered as of the date hereof and is based on the current provisions of the Internal Revenue Code and the Treasury regulations issued or proposed thereunder, Revenue Rulings, Revenue Procedures and other published releases of the Internal Revenue Service and current case law, any of which can change at any time. Any change could apply retroactively and modify the legal conclusions upon which our opinions are based. This opinion is rendered as of the date hereof and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, that may be brought to our attention at a later date.

We are furnishing this opinion to you solely in connection with the issuance of the Restoration Bonds described above, and this opinion is not to be relied on, circulated, quoted or otherwise referred to for any other purpose. However, we hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this Firm in the Prospectus under the section captioned "Prospectus Summary— Federal Income Tax Status,” and under the section captioned "Material U.S. Federal Income Tax Consequences.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the related rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP